Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Morris Moore (336) 741-3116	Media:	Bryan Hatchell (336) 741-0763	RAI 2011-23

RAI board elects Richard E. Thornburgh as director

WINSTON-SALEM, N.C. – Dec. 2, 2011 – Reynolds American Inc. (NYSE: RAI) announced today that its board of directors has elected Richard E. Thornburgh, vice chairman of Corsair Capital, as a Class II director, effective immediately.

Thornburgh will serve on the board’s audit and finance committee. His appointment brings the number of RAI’s directors to 13.

Thornburgh joined Corsair Capital in 2006. The company is a private equity firm specializing in the financial services industry. Prior to joining Corsair, Thornburgh was executive vice chairman of Credit Suisse First Boston, now called Credit Suisse. He held a number of senior leadership positions at the Credit Suisse Group, and has more than 30 years of experience in the global banking and financial services sector.

Thornburgh also is currently a member of the boards of directors of Credit Suisse Group and NewStar Financial.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

About Us

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.

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R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include many of the best-selling cigarettes in the U.S., Camel, Pall Mall, Winston, Kool, Doral and Salem.

—	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly, Kodiak and Levi Garrett.
—	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.
—	Niconovum AB markets innovative nicotine replacement therapy products in Sweden and Denmark under the Zonnic brand name.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com.

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